
Liu Ye (b. 1964)
Initial Offering Price
$3,189,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
24.4%
Similar Sales
Record Price
Repeat Sales
$5.0m
$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
94
98
02
06
10
14
18
22
Less than 30 paintings similar in scale by Liu Ye have appeared at public auction throughout his career, and they make up seven out of his top ten auction records.
INVESTMENT THESIS
Sharpe Ratio (2004-2023)
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Liu Ye
▲0.81
All Art
0.43
S&P 500
0.55
34% Progress
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Liu Ye

(b. 1964)

Why we like this offering

1. The Artwork is an impressive and rare large-scale painting by Liu Ye. Less than 30 paintings similar in scale by Liu Ye have appeared at public auction throughout his career, and they make up seven out of his top ten auction records.
2. Auction records for artworks similar in scale, period, subject and style are led by *The Sailors With Red Flags* (1998), which sold for $4,796,271 at Christie's on May 2022, followed by *Big Flagship* (1997), which sold for $2,698,015 at Poly International Auction Co., Ltd in Beijing on June 1, 2013.
3. Liu Ye painted the Artwork the same year he trained at the Royal Academy of Fine Arts in Amsterdam and a few years after he moved back to China. Ships often serve as allegories for the self, so the burning ship at sea may symbolize all the changes in his life as one chapter closes and another begins.
4. The title of the work, , also acknowledges the period of transition taking place in Liu Ye's life and art. The artist moves away from his early fascination with Baroque art, a seventeenth-century movement characterized by its ornate style, religious iconography, and allegorical themes.
5. Surrealism, particularly the work of René Magritte, was highly influential to Liu Ye. The Dutch warship at sea with billowy clouds calls to mind Magritte's painting *The Seducer* (1950).

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$10,093,728	16	$10,945,690

Turnover by Year


24.8M
18.6M
12.4M
6.2M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned


Sold
Unsold
37
27.75
18.5
9.25
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	**$3,189,000**
Offering Circular	sec.gov/edgar

Painting







About Liu Ye

Liu Ye (b. 1964, Beijing, China) paints abstract paintings that contrast the politically-charged works of his Chinese contemporaries. His imaginative paintings feature young children who are often standing next to Mondrian-inspired designs, stuffed animals, and bright, colorful treatments. The artist uses painting as a vehicle to depict his own playful imagination and interests.

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LIU
YE

b. 1964, CHINA



$3,189,000
INITIAL OFFERING

24.4% ANNUAL APPRECIATION OF SIMILAR WORKS[1,4]	**▲0.81** SHARPE RATIO[3]
28.5% ANNUAL APPRECIATION OF RECORD PRICES[4]	**14.5%** MEDIAN APPRECIATION OF REPEAT SALES[5]

Acrylic on canvas | 79 × 67 in. (201 × 170 cm.)

Liu Ye (b. 1964, Beijing) is a contemporary Chinese painter who is internationally recognized for his playful portraits of children inspired by his childhood in Cultural Revolution China and art education in Europe.

The Artwork is an impressive and rare large-scale painting by Liu Ye. Less than 30 paintings similar in scale by Liu Ye have appeared at public auction throughout his career, and they make up seven out of his top ten auction records. Liu Ye painted the Artwork the same year he trained at the Royal Academy of Fine Arts in Amsterdam and a few years after he moved back to China. Ships often serve as allegories for the self, so the burning ship at sea symbolizes all the changes in his life as one chapter closes and another begins. The title of the work, , also acknowledges the period of transition taking place in Liu Ye's life and art. The artist moves away from his early fascination with Baroque art, a seventeenth-century movement characterized by its ornate style, religious iconogra-phy, and allegorical themes. Surrealism, particularly the work of René Magritte, was highly influential to Liu Ye. The Dutch warship at sea with billowy clouds calls to mind Magritte's painting The Seducer (1950). The Dutch warship also references Liu Ye's time in Amster-dam and lifelong interest in battleships and marine warfare. Windows are a popular motif in Liu Ye's oeuvre and serve as a portal between the real and the surreal. Despite the Artwork's representational subject matter, the predominantly primary color palette, which features shades of red, yellow, blue, white, and brown, recalls Liu Ye's fascination with Piet Mondrian and the Bauhaus. The Artwork illustrates a small figure in the bottom left looking out an open window the size of the canvas at a massive Dutch warship ablaze at sea. The billowing smoke glows a fiery red and yellow at its center and blends into the fluffy clouds behind it as it rises. The faceless, relaxed figure appears unaware or unbothered by the horrific scene unfolding in front of him. Horizon-tal washes of pink paint at the horizon line suggest the scene takes place at sunset. Auction records for artworks similar in scale, period, subject, and style are led by The Sailors With Red Flags (1998), which sold for $4,796,271 (HKD 37,650,000) at Christie's Hong Kong on May 26, 2022, followed by Big Flagship (1997), which sold for $2,698,015 (16,675,000) at Poly International Auction Co., Ltd in Beijing on June 1, 2013, and Boy with Fish No. 2 (1998), which sold for $2,044,871 (HKD 15,850,000) at Christie's Hong Kong on December 3, 2020.

THE ARTIST'S AUCTION RECORDS ARE LED BY BAMBOO BAMBOO BROADWAY (2011-2012), WHICH SOLD FOR $12,587,544 (⊠80,500,000) AT POLY INTERNATIONAL AUCTION CO. LTD ON JUNE 4, 2021, SMOKE (2001/02), WHICH SOLD FOR $6,652,788 (HKD 52,182,000) AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, AND LEAVE ME IN THE DARK (2008), WHICH SOLD FOR $5,851,162 (HKD 45,348,000) AT SOTHEBY'S HONG KONG ON JULY 9, 2020.

Liu Ye is represented internationally by David Zwirner. The artist has been the subject of exhibitions at prestigious institutions around the world, including the New Century Art Foundation in Beijing, the Prada Rong Zhai in Shanghai, Fondazione Prada in Milan, Mondriaanhuis in Amersfoort, The Netherlands, and Kunstmuseum Bern in Switzerland. He was also featured in the 7th Shanghai Biennale in 2008, the 54th Venice Biennale in 2011, and the 57th Venice Biennale in 2017. His paintings are held in the permanent collections of premier institutions, including the Long Museum in Shanghai, the M+ Sigg Collection in Hong Kong, the Shanghai Art Museum, the Today Art Museum in Beijing, and the Yuz Museum in Shanghai. His synthesis of Eastern and Western influences gives his paintings global appeal amongst private collectors as well. Over the past 30 years, Liu has only painted approximately 350 paintings. The rarity of his works has further increased their desirability, particularly amongst his large-scale paintings that make up less than 10% of his oeuvre. The artist's auction records are led by Bamboo bamboo broadway (2011-2012), which sold for $12,587,544 (80,500,000) at Poly International Auction Co. Ltd on June 4, 2021, Smoke (2001/02), which sold for $6,652,788 (HKD 52,182,000) at Sotheby's Hong Kong on October 6, 2019, and Leave me in the dark (2008), which sold for $5,851,162 (HKD 45,348,000) at Sotheby's Hong Kong on July 9, 2020.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$7M
$5.3M
$3.5M
$1.8M
1995
1997
1999
2001
2003
2005
2007
2010
2012
2014
2016
2018
2020
2022



Liu Ye (b. 1964, Beijing) is a contemporary Chinese painter who is internationally recognized for his playful portraits of children inspired by his childhood in Cultural Revolution China and art education in Europe. Liu began his art education in Beijing, where he studied mural painting at the Central Academy of Fine Arts and industrial design at the School of Arts & Crafts between 1984 and 1989. He then moved to Europe and received his degree from the University of Fine Arts in Berlin in 1994. While abroad, the artist also participated in artist residencies at the Rijksakademie in Amsterdam and the Delfina Studios in London. Liu's vibrant paintings draw inspiration from his Eastern and Western experience of the world, along with the classic fairy tales of Hans Christian Andersen and Lewis Carroll, the writings of Leo Tolstoy and Vladimir Nabokov, and modernist art and architecture, with a particular interest in the work of Piet Mondrian. He synthesizes his influences to create compositions that strike a balance between playful imagination and rational thought. After six years living in Europe, Liu returned to Beijing, where he continues to live and work.





LIU YE



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Liu Ye with the following criteria: Works created post 1994 with sea or battleship imagery and that measure between 36 inches by 36 inches and 100 inches by 100 inches. The set excludes examples from the Mondrian series. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.4% CAGR implied from selected sales occurring from April 30, 1996 to May 26, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Liu Ye has a risk-adjusted appreciation of 0.81. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Liu Ye have a record price compound annual growth rate ("CAGR") of 28.5% from May 4, 1995 to June 30, 2023. This calculation is based on (i) a record price of $9,314 on May 4, 1995, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $10,945,690, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Liu Ye is 14.5%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Liu Ye was May 1, 2005 and ending on the last date a repeat sale occurred for such artist, which in the case of Liu Ye was May 28, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.